Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-142545) pertaining to Renhuang Pharmaceuticals, Inc., 2007 Non-Qualified Company Stock Grant And Option Plan and (Form S-8 No. 333-104833) pertaining to the 2003 Omnibus Securities Plan of our report dated August 28, 2009, except as to the restatement discussed in Note 19 to the consolidated financial statements for which the date is November 25, 2009, with respect to the consolidated financial statements of Renhuang Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2009.

/s/ MSPC Certified Public Accountants and Advisors A Professional Corporation

January 29, 2010